UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Kyndryl Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Commencing on or about July 23, 2026, Kyndryl made the following communication available.

Dear Kyndryls,

On Thursday, July 30th, at 1:00 p.m. ET, Kyndryl will hold its Annual Meeting of Stockholders. To the extent you own Kyndryl stock, at Kyndryl’s 2026 meeting, shareholders as of the June 3, 2026 record date are eligible to vote on the following proposals:

1.	Election of six director nominees named for a one-year term;
2.	The compensation of our named executive officers;
3.	Approval of the Amended and Restated Kyndryl 2021 Long-Term Performance Plan; and
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2027.

Kyndryl shareholders are encouraged to vote and can do so now in advance of the meeting using the instructions below.

Thank you.

Andrew Bonzani

General Counsel and Secretary

Notes on voting: Shareholders can choose to vote “For,” “Against” or “Abstain” with respect to each of the proposals. For a director nominee to be elected pursuant to Proposal 1, he or she must receive more votes cast “For” than “Against,” such that abstentions have no effect. For each of Proposals 2 through 4 to pass, the votes cast “For” must constitute a majority of the votes present and entitled to vote on the item of business. As described in Kyndryl’s proxy statement for the 2026 meeting, abstentions count as votes cast for purposes of Proposals 2 through 4; accordingly, an abstention with respect to those proposals would have the same effect as a vote cast “Against.” The Board of Directors recommends that you vote “For” each director nominee and “For” Proposals 2 through 4.

Fidelity: Kyndryl executives who held shares at Fidelity as of the June 3 record date would have received a communication from Broadridge with a 16-digit control number and instructions for voting. The communication was delivered via email or mail depending on an individual’s account preference settings. Executives can also vote by accessing their proxy materials through their Fidelity account as noted below. For questions, contact Fidelity at 800-544-9354.

Navigating and voting proxy materials online

•	Log into Netbenefits and navigate to the Investment Accounts tile. This is a direct link to Fidelity.com, the brokerage account where vested awards (Kyndryl shares) are held.
•	On Fidelity.com, hover on the Accounts & Trade menu tab and select Portfolio.
•	Select the Documents > Proxy Materials subtab
•	Review the list of proxy events to vote

Other Brokerage Firms: If you hold Kyndryl shares at another brokerage firm, you should have received a notice via email from id@proxyvote.com or via physical mail. The communication contained a 16-digit control number and instructions for voting.